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                                                                    EXHIBIT 11.2
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COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE

(In millions, except per share data)

                                                 Year ended December 31,
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                                               1994  1993(a)  1993(a)   1992
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
EARNINGS
 Income (loss) from continuing operations
  before cumulative effect of accounting
  changes                                       $596  $(268)   $(268)  $  561
 Preferred stock dividends                        --     --       --       (5)
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 Pro Forma income (loss) from continuing
  operations before cumulative effect of
  accounting changes applicable to common
  stock                                          596   (268)    (268)     556
 Total discontinued operations                    --     --       --       45
 Cumulative effect of accounting changes          --     70       70     (165)
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 Pro forma net income (loss) available for      $596  $(198)   $(198)  $  436
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SHARES
 Weighted average number of common shares
  outstanding                                    280    277      277      279
 Additional shares assuming conversion of
  exercise of stock options, performance share
  awards and stock purchase plan subscriptions     2     --        1        3
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 Average common shares outstanding               282    277      278      282
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PRIMARY EARNINGS (LOSS) PER COMMON SHARE
 INCOME FROM CONTINUING OPERATIONS             $2.11 $(0.97)  $(0.96)  $ 1.97
 DISCONTINUED OPERATIONS                          --     --       --     0.16
 CUMULATIVE EFFECT OF ACCOUNTING CHANGES          --   0.25     0.25    (0.59)
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 NET INCOME (LOSS)                             $2.11 $(0.72)  $(0.71)  $ 1.54
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
(a) For the year ended December 31, 1993, fully diluted earnings (loss) per common share has been computed with and without anti-dilutive common stock equivalents.